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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sealed Air Corporation:

        We consent to the incorporation by reference in the registration statements (Nos. 333-89090 and 333-126890) on Form S-8 of Sealed Air Corporation of our report dated February 29, 2008, with respect to the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Sealed Air Corporation.

        Our report on the consolidated financial statements refers to the Company's adoption of the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Qualifying Misstatements in Current Year Financial Statements," effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106 and 132R," effective December 31, 2006.

/s/ KPMG LLP

Short Hills, New Jersey
February 29, 2008

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  Exhibit 23
Consent of Independent Registered Public Accounting Firm